EXHIBIT 99.1

NightHawk Biosciences Provides Q2 2023 Business Update

Durham, NC – August 14, 2023 – NightHawk Biosciences (NYSE American: NHWK), a fully integrated biopharmaceutical company specializing in the end-to-end development, manufacturing, and commercialization of innovative medical countermeasures that combat unmet and emerging biothreats, today provided strategic, financial, and operational updates for the quarter ended June 30, 2023.

Jeff Wolf, Chief Executive Officer of NightHawk, commented, “Development of our biomanufacturing operations, continues to progress.  Specifically, we continue to invest in our San Antonio facilities and are currently evaluating a variety of strategic options to advance these operations.  In parallel, we are continuing our R&D activities, and are highly encouraged by the latest preclinical data.  Towards this end, our strategy is to further develop these potential therapies through key milestones, with a focus on licensing or partnering these assets to maximize value for shareholders.  We look forward to providing updates on these programs.”

Second Quarter 2023 Financial Results

●	For the three months ended June 30, 2023 we recognized $0.7 million of revenue from process development. For the three months ended June 30, 2022 we recognized $0.05 million of service revenue. The increase in process development revenue is attributable to the operations of the San Antonio CDMO facility.
●	Research and development expenses increased approximately 21.3% to $5.7 million for the three months ended June 30, 2023 compared to $4.7 million for the three months ended June 30, 2022. The components of R&D expense are as follows, in millions: HS-110 expense increased by $0.3 million primarily due to site close out fees; HS-130 expense decreased to $0 from $0.1 million due to the de-prioritization of our oncology assets; PTX-35 expense decreased by $0.4 million primarily due to the discontinued clinical trial and development of the product candidate in the third quarter of 2022; ANTHIM was not acquired until the second quarter of 2022 and the 2023 expense primarily relates to fill finish; other programs expense decreased by $0.3 million primarily due to a decrease in laboratory supplies expense related to preclinical R&D expenses; and unallocated research expenses increased by $0.9 million primarily due to increased personnel costs, including stock-based compensation from stock awards, contractor expense and supplies purchased for discovery projects.
●	Cost of revenues were $0.4 million for the three months ended June 30, 2023. These expenses primarily reflect direct cost of labor, overhead and material costs. There was no cost of revenues for the three months ended June 30, 2022 as the Scorpius facility was not operational.
●	Selling, general and administrative expenses were $7.4 million and $4.9 million for the three months ended June 30, 2023 and 2022, respectively. The increase was primarily due to increases in consulting and other professional expenses of $0.7 million, personnel expense of $0.5 million, marketing expense of $0.5 million, facility expense of $0.3 million, rent expense of $0.2 million, depreciation and amortization of $0.3 million, insurance and taxes of $0.2 million, offset by a decrease in supplies expense of $0.2 million.

●	Net loss attributable to NightHawk Biosciences was approximately $13.9 million, or ($0.53) per basic and diluted share, for the three months ended June 30, 2023, compared to approximately $6.8 million, or ($0.27) per basic and diluted share, for the three months ended June 30, 2022.
●	As of June 30, 2023, the Company had approximately $18.6 million in cash, cash equivalents, and short-term investments.

NightHawk Biosciences, Inc.

NightHawk Biosciences is focused on the discovery and commercialization of innovative medical countermeasures to defend against emerging biothreats. The Company leverages its integrated ecosystem of subsidiaries to streamline the advancement of novel therapies, breaking through barriers that prolong traditional drug development. This empowers us to bring our ideas to life with efficient control, superior quality, and uncharacteristic agility.

For more information on the Company and its subsidiaries, please visit: www.nighthawkbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as continuing to invest in the Company’s San Antonio facilities, continuing our R&D activities, further developing potential therapies through key milestones, with a focus on licensing or partnering these assets to maximize value for shareholders providing further updates and the Company’s evolving strategy unlocking significant value for stockholders.  Important factors that could cause actual results to differ materially from current expectations include, among others, NightHawk’s ability to continue to invest in and advance its research and biomanufacturing efforts, including its San Antonio facility, NightHawk’s ability to successfully develop potential therapies through key milestones, NightHawk’s financing needs, its cash balance  being sufficient to sustain operations  and its ability to raise capital when needed, NightHawk’s ability to successfully operate as a CDMO, NightHawk’s and its subsidiaries’ ability to maintain license agreements, the continued maintenance and growth of NightHawk’s and its subsidiaries’ patent estates, NightHawk’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to NightHawk’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of NightHawk’s products, developments by competitors that render such products obsolete or non-competitive, and other factors described in NightHawk’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings NightHawk makes with the SEC. The information in this presentation is provided only as of the date presented, and NightHawk undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com